Exhibit (d)(4)

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT (this “Agreement”) is effective as of October 20, 2021 (“Effective Date”), between Alexion Pharmaceuticals, Inc., a Delaware Corporation with offices at 121 Seaport Boulevard, Boston, Massachusetts 02210 (“Alexion”), and LogicBio Therapeutics, Inc., a Delaware corporation with offices at 65 Hayden Avenue, Floor 2, Lexington, MA 02421 (the “Company”). Alexion and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

The Parties desire to exchange Confidential Information (as defined below) for the Purpose (as defined below) and desire that their respective Confidential Information be maintained in accordance with this Agreement. Therefore, the Parties agree as follows:

1.	Definitions. As used in this Agreement:

1.1.

“Affiliate” means, with respect to a Party, any person, corporation or other entity that directly or indirectly controls, is controlled by, or is under common control with such Party. For purposes of this definition, “control” means possession of the power to direct the management of such entity or person, whether through ownership of more than fifty percent (50%) of voting securities, by contract or otherwise.

1.2.	“Confidential Information” means any and all information and/or data disclosed or made available on or after the Effective Date, to the Receiving Party by the Disclosing Party, whether disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” and may include, without limitation, know-how, data, designs, plans, specifications, protocols, documents, trade secrets, ideas, concepts, products, processes, prototypes, formulas, works-in-progress, systems, technologies, manufacturing or marketing techniques, business or financial information; provided, however, that Confidential Information shall not include, and neither Party shall disclose to the other Party, any non-publicly disclosed chemical structures of its compounds or sequence information, including amino acid or nucleic acid sequences, of its proteins, molecules or other proprietary substances, unless such disclosure is requested in advance in writing by the Receiving Party and thereafter later agreed to in writing by both Parties, in which case such disclosed chemical structures and/or sequence information (as specifically indicated in any such subsequent writing) shall be deemed Confidential Information of the Disclosing Party under this Agreement.

For the avoidance of doubt, “Confidential Information” shall include (a) any memorandum, analysis, compilation, summary, interpretation, study, report or other document, record or material that is or has been prepared by or for the Receiving Party or any of its Representatives and that contains, reflects, interprets or is based directly or indirectly on any information of the type referred to in this definition; (b) the existence and terms of this Agreement, and the fact that information of the type referred to in this definition has been made available to the Receiving Party or its Representatives; and (c) the fact that discussions or negotiations are or may be taking place with respect to a possible transaction between the Parties and any details or proposed terms of any such transaction.

1.3.	“Disclosing Party” means the Party (or its Affiliate) disclosing Confidential Information to the Receiving Party.

Form BD-Approved Jan 2019

1.4.	“Purpose” means to discuss, evaluate, negotiate and possibly enter into a business, collaborative, consultative or other relationship between Alexion (or one of its Affiliates) and the Company (or one of its Affiliates).

1.5.	“Receiving Party” means the Party (or its Affiliate) receiving Confidential Information from the Disclosing Party.

1.6.	“Representatives” means, with respect to a Party, such Party’s Affiliates and its (and its Affiliates’) respective directors, officers, partners, trustees, employees, personnel, consultants, professional advisors (including financial advisors, counsel and accountants), designees and other agents.

2.	Obligations.

2.1.	Nondisclosure of Confidential Information. Each Receiving Party agrees that it shall hold the Disclosing Party’s Confidential Information in strict confidence and shall not disclose any of the Disclosing Party’s Confidential Information to any third party, other than the Receiving Party’s Representatives as permitted by Section 2.2 below, without the prior written consent of the Disclosing Party. Each Receiving Party agrees to use at least the same degree of care to prevent any unauthorized access, disclosure or publication of the Disclosing Party’s Confidential Information as the Receiving Party uses to protect its own valuable confidential information but in no event less than a reasonable degree of care.

2.2.	Disclosures to Representatives. The Receiving Party shall only disclose the Disclosing Party’s Confidential Information to those of its Representatives who have a need to know such Confidential Information for the Purpose. All Representatives to whom the Confidential Information is disclosed shall be subject to legally binding confidentiality and nonuse restrictions that are at least as restrictive as the terms contained herein. Each Party, as a Receiving Party hereto, shall be responsible for the acts and omissions of its respective Representatives under this Agreement as if such acts and omissions were performed (or not performed) by the Receiving Party.

2.3.	Restricted Use. Each Receiving Party shall use the Disclosing Party’s Confidential Information solely for the Purpose. For the avoidance of doubt, neither Party shall use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than the Purpose, or to reverse engineer, disassemble, decompile or design around the Disclosing Party’s proprietary services, products and/or confidential intellectual property.

2.4.	Privileged Material. Nothing in this Agreement obligates either Party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege. However, to the extent that any Confidential Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing, whether inadvertent or intentional, of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Confidential Information provided by either Party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.

3.	Exceptions and Other Matters.

3.1.	Exceptions. Notwithstanding anything to the contrary in this Agreement, Confidential Information does not include any information that:

(a)	was generally known to the public at the time of disclosure or becomes generally known to the public other than through direct or indirect disclosure or any wrongful act on the part of the Receiving Party or any of its Representatives in breach of this Agreement;

(b)	was already known to the Receiving Party or in the Receiving Party’s possession on a non-confidential basis prior to its first disclosure by the Disclosing Party, as evidenced by contemporaneous written records;

(c)	becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party unless such source was under a confidentiality obligation with respect to such information; or

(d)	is independently developed by the Receiving Party, after the Effective Date, without the aid, application or use of the Disclosing Party’s Confidential Information, in each case as evidenced by contemporaneous written records.

3.2	Partial Disclosures. Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of a Receiving Party merely because such specific aspects or details are encompassed by more general information in the public domain or in the possession of such Receiving Party.

3.3	Disclosures Required by Court Order or Governmental Authority. Notwithstanding anything in this Agreement to the contrary, a Receiving Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is required by applicable law, rule, regulation, governmental or court order, pursuant to subpoena or other governmental authority, provided that the Receiving Party shall promptly inform the Disclosing Party in writing of such disclosure requirement so that the Disclosing Party may seek a protective order or other appropriate remedy. The Receiving Party shall reasonably cooperate with Disclosing Party in connection with the Disclosing Party’s efforts to obtain any such order or other remedy. In the event that no such protective order or other remedy is obtained, the Receiving Party may furnish only that portion of the Confidential Information that the Receiving Party is advised by counsel (including its internal legal counsel) that it is legally required to disclose. Any Confidential Information disclosed pursuant to this Section 3.3 shall remain the Confidential Information of the Disclosing Party, subject to the restrictions set forth in this Agreement.

3.4	No Representation or Warranty by Disclosing Party. The Disclosing Party makes no express or implied representation or warranty as to the accuracy, completeness or utility of its Confidential Information. THE RECEIVING PARTY ACKNOWLEDGES THAT THE CONFIDENTIAL INFORMATION OF THE DISCLOSING PARTY IS PROVIDED “AS IS,” WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED.

3.5	No License Implied. Except for the right to use Confidential Information for the Purpose, no right, title, interest in or to, or license under, any of the Confidential Information is granted, or to be construed as being granted, by implication, estoppel or otherwise, to the Receiving Party by this Agreement.

3.6	Ownership; Return/Destruction. All Confidential Information and all materials containing Confidential Information that are delivered to the Receiving Party by the Disclosing Party or the Disclosing Party’s Representatives under this Agreement are and remain the sole and exclusive property of the Disclosing Party. Upon written request of the Disclosing Party, the Receiving Party shall, at its own cost and expense, promptly destroy or return (at the Disclosing Party’s election) to the Disclosing Party all such materials and destroy all copies of the foregoing or any portion thereof; provided, however, that Receiving Party may retain one (1) copy of the foregoing materials in a secure location for record-keeping purposes. Neither the Receiving Party nor any of its Representatives shall be required to delete or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by their automatic or routine archiving and back-up procedures, to the extent created and retained in a manner consistent with its or their standard archiving and back-up procedures.

4.	Term and Termination.

4.1.	Term. The term of this Agreement during which Confidential Information may be disclosed by one Party to the other Party shall begin on the Effective Date and end one (1) year after the Effective Date, unless either Party terminates it earlier by providing written notice of termination to the other Party.

4.2.	Survival. Each Receiving Party’s obligations with respect to Confidential Information under Section 2 shall survive any termination or expiration of this Agreement and shall expire on the date that is five (5) years after the Effective Date; provided that for any Confidential Information that is identified in writing as a trade secret by the Disclosing Party at the time of first disclosure, the survival period shall last for as long as such Confidential Information qualifies as a trade secret under applicable federal, state and/or local law.

5.	Company Acknowledgments.

5.1.	Similar Technologies. Each Party acknowledges that the other Party may have present or future interests in technologies that are similar to, and in some instances may compete with, the other Party’s present or future products, programs, technologies, services or processes, and each Party may have in its possession or may legally acquire in the future confidential information of its own or belonging to third parties relating to such technologies. Nothing in this Agreement shall be construed as prohibiting or restricting either Party from (a) using such confidential information for any purpose or (b) developing, acquiring, and/or marketing products, programs, technologies, services or processes, which are similar to, or competitive in any geographic area and in any form with, the other Party’s present or future products, programs, technologies, services or processes; provided that, in each case, neither Party may disclose or use the other Party’s Confidential Information in pursuing such activities.

5.2.	Material Non-Public Information. Each Party acknowledges that it may become aware of material, nonpublic information concerning the other Party or its Affiliates. Each Party acknowledges that the securities laws of the United States and other applicable securities laws prohibit any person who possesses material, non-public information about a company from purchasing or selling securities of such company or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Accordingly, for so long as the Receiving Party holds material, nonpublic information concerning the Disclosing Party or its Affiliates, the Receiving Party agrees to take reasonable precautions to prevent any trading in the securities of the Disclosing Party, including by the Receiving Party’s Affiliates and Representatives, while in possession of material, nonpublic information.

6.	Miscellaneous.

6.1.	No Future Obligations. Nothing in this Agreement shall be deemed to create any obligation on the part of either Party to continue discussions or to enter into any further agreement. Either Party may terminate discussions or negotiations at any time and for any reason ( or for no reason).

6.2.	Right to Disclose. Each Party hereby represents and warrants that it has the right to enter into this Agreement and disclose the Confidential Information pursuant to this Agreement and that it is not a party to any other agreement or under any obligation to any third party that would prevent it from entering into this Agreement or disclosing the Confidential Information hereunder.

6.3.	Assignment. Neither this Agreement nor the obligations hereunder may be assigned or otherwise transferred by a Party without the prior written consent of the other Party. Any purported assigned or transfer in violation of this Section is void. This Agreement shall be binding upon the Parties and their respective heirs, successors and permitted assigns.

6.4.	Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to any choice of law principle that would require the application of the law of another jurisdiction. Each Party hereby irrevocably and unconditionally consents to submit to the courts of the State of Delaware and of the United States of America located in the State of Delaware for any actions, suits, or proceedings arising out of or relating to this Agreement or the Purpose.

6.5.	Export Control Laws. The Receiving Party shall not export, directly or indirectly, any technical data or product acquired from the Disclosing Party under this Agreement to any country for which the U.S. government or any agency thereof at the time of export requires an export license or other governmental approval without first obtaining such license or approval.

6.6.	Notices. Each notice required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by a nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, to the Parties at the addresses indicated in the introductory paragraph of this Agreement, to the attention of the signatories below, with a copy to the General Counsel. Either Party may change its address by giving the other Party written notice, delivered in accordance with this Section.

6.7.	No Waiver. No failure or delay in exercising any right, power, or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

6.8.	Remedies. The Parties acknowledge that a breach of this Agreement may result in irreparable harm and damages to a Party in an amount difficult to ascertain and which cannot be adequately compensated by a monetary award. Accordingly, in addition to any of the relief to which any Party may be entitled under this Agreement, at law or in equity, such Party shall be entitled to seek temporary and permanent injunctive relief from any breach or threatened breach.

6.9.	Amendments; Entire Agreement; Severability. This Agreement may only be amended by a writing signed by both Parties. This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof and any express or implied agreements, either oral or written, are superseded by the terms of this Agreement. In the event of any conflict between the terms of this Agreement and the terms of any user, click-through or other similar agreement with respect to any electronic, online or web-based data room established by or for the Receiving Party in connection with the Purpose, the terms of this Agreement shall prevail and no such terms or conditions of use or confidentiality or non-disclosure provision required to be acknowledged to access any such on-line data room will be considered binding on the Receiving Party or any of its Representatives. If any one or more provisions of this Agreement is held invalid, illegal or unenforceable, such provision shall be modified or severed to the extent necessary to reflect the fullest legal and enforceable expression of the intent of the Parties.

6.10.	Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages or signature pages delivered by electronic transmission in a portable document format (“.pdf”)), all of which taken together shall constitute one and the same instrument. This Agreement, to the extent signed and delivered by means of a facsimile machine or electronic pdf transmission, shall be treated in all manner and respects as an original instrument and shall be considered to have the same binding legal effect as it if were the original signed version thereof delivered in person.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Company and Alexion have caused this Agreement to be executed by their respective duly authorized representatives as of the date first above written.

LOGICBIO THERAPEUTICS, INC.		ALEXION PHARMACEUTICALS, INC.

By:	/s/ Michael Franken	By:	/s/ Matthew Strout
Name:	Michael Franken	Name:	Matthew Strout
Title:	CBO	Title:	Executive Director, BD

[Signature Page to Confidentiality Agreement]

EXECUTION VERSION

FIRST AMENDMENT TO CONFIDENTIALITY AGREEMENT

THIS FIRST AMENDMENT TO CONFIDENTIALITY AGREEMENT (this “Amendment”) is entered into and is effective as of July 22, 2022 (the “Amendment Effective Date”), by and between LogicBio Therapeutics, Inc., having its principal place of business at 65 Hayden Avenue, Floor 2, Lexington, MA 02421 (the “Company”), and Alexion Pharmaceuticals, Inc., located at 121 Seaport Boulevard, Boston, MA 02210 (“Alexion”) together the “Parties,” and each, a “Party.”

WHEREAS, the Company and Alexion have entered into that certain Confidentiality Agreement effective as of October 20, 2021 (the “Agreement”);

WHEREAS, the Parties agree that the Agreement has been continued through the date hereof; and

WHEREAS, the Parties desire to amend the Agreement, with effect as of the Amendment Effective Date, in order to facilitate the Purpose (as defined below).

NOW, THEREFORE, for good and valuable consideration, the exchange, receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.	Term and Termination. Article 4 of the Agreement is replaced in its entirety with the following: “4. Term and Termination.

“4.	Term and Termination.

4.1.	Term. The term of this Agreement shall begin on the Effective Date and end on July 22, 2024.

4.2.	Survival. Each Receiving Party’s obligations with respect to Confidential Information under Section 2 shall survive any termination or expiration of this Agreement and shall expire on the date that is three (3) years after the Effective Date; provided that for any Confidential Information that is identified in writing as a trade secret by the Disclosing Party at the time of first disclosure, the survival period shall last for as long as such Confidential Information qualifies as a trade secret under applicable federal, state and/or local law. Alexion’s obligations under Sections 7 and 8 shall survive any termination or expiration of this Agreement for the period specified therein.”

3.	Governing Law. Section 6.4 of the Agreement is replaced in its entirety with the following:

“6.4	Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to any choice of law principle that would require the application of the law of another jurisdiction. Each Party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Courts of Chancery of the State of Delaware (or, if under applicable law exclusive jurisdiction over such matters is vested in federal courts, any court of the United States of America located in the State of Delaware) (collectively, the “Delaware Courts”) for any lawsuits, actions or other proceedings arising out of or relating to this Agreement and agree not to commence any such lawsuit, action or other proceeding except in such courts. Each Party further agrees that service of any process, summons, notice or document by mail to the address set forth above shall be effective service of process for any lawsuit, action or other proceeding brought against such Party in any such court. Service made in such manner, to the fullest extent permitted by applicable law, shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. Nothing herein shall be deemed to limit or prohibit service of process by any other manner as may be permitted by applicable law. Each Party hereby irrevocably and unconditionally waives any objection to the laying of venue of any lawsuit, action or other proceeding arising out of or relating to this Agreement in the Delaware Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such lawsuit, action or other proceeding brought in any such court has been brought in an inconvenient forum. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LAWSUIT, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS EXPRESSLY AND IRREVOCABLY WAIVED.”

4.	Standstill. The Agreement is hereby amended to insert a new Section 7, which reads as follows:

“7.	Standstill. In consideration of and as a condition to the Confidential Information being furnished to Alexion by the Company, Alexion hereby agrees that, without the prior written consent of the Board of Directors of the Company or except as expressly agreed to in writing by the Parties hereto, for a period of 12 months from July 22, 2022, Alexion will not, and will cause its Affiliates (including AstraZeneca plc and its Affiliates) not to, and will use its reasonable best efforts to cause Alexion’s and its Affiliates’ Representatives not to, acting alone or as part of a group, directly or indirectly:

(i)	acquire, offer or agree to acquire, own or sell (or propose, agree or seek permission, to acquire, own or sell) or otherwise obtain an economic interest in, by purchase, sale or otherwise, any right to direct the voting or disposition of, or any other right with respect to, any securities of the Company (or any direct or indirect rights, options or other securities convertible into or exercisable or exchangeable for such securities or any obligations measured by the price or value of any shares of capital stock of the Company, including without limitation any swaps or other derivative arrangements (“Derivative Securities”)), in each case, whether or not any of the foregoing may be obtained immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such party) pursuant to any agreement, arrangement or understanding (whether or not in writing) and whether or not any of the foregoing would give rise to “beneficial ownership” (as defined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), and, in each case, whether or not any of the foregoing is obtained by means of borrowing of securities or operation of any Derivative Security, or any significant portion of the assets, properties or indebtedness of the Company;

(ii)	make or participate in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents or undertakings to vote, or to seek to influence or control, in any manner whatsoever, the voting of any securities of the Company;

(iii)	make any statement or proposal to the Board of Directors of the Company, the Company’s Representatives or any of its stockholders with respect to, or make any public announcement with respect to, or solicit or submit a proposal or offer for, directly or indirectly, any merger, business combination, recapitalization, reorganization, asset purchase, tender offer, exchange offer or other similar extraordinary transaction involving the Company or any of its securities, assets or properties;

(iv)	form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing;

(v)	otherwise seek representation on or to influence or control, in any manner whatsoever, alone or in concert with others, the management, Board of Directors or policies of the Company;

(vi)	make any proposal or disclose any intention, plan or arrangement inconsistent with any of the foregoing;

(vii)	demand a copy of the Company’s record of security holders, stock ledger list or any other books or records of the Company;

(viii)	take any action that could reasonably be expected to require the Company or Alexion to make a public announcement regarding any of the events (or the possibility of any of the events) described in this Section 7;

(ix)	contest the validity of this Agreement or make, initiate, take or participate in any demand, action (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 7;

(x)	request the Company to amend or waive any provision of this Section 7 or make any public announcement with respect to the restrictions of this Section 7; or

(xi)	advise, assist or encourage, or direct any person to advise, assist or encourage any other person, in connection with any of the foregoing.

Alexion hereby represents and warrants that, as of July 22, 2022, neither Alexion nor any of Alexion’s subsidiaries or Affiliates (including AstraZeneca plc and its Affiliates) possess any economic interest, voting right or other right with respect to any security (including Derivative Securities) of the Company.

Notwithstanding anything to the contrary herein, Alexion shall be entitled to make confidential proposals to the Board of Directors of the Company (or any committee thereof) regarding any of the matters set forth in clauses (i) or (iii) of this Section 7, but only so long as such request or proposal would not reasonably be expected to require public disclosure by the Company or Alexion. Notwithstanding the foregoing, this Section 7 shall be of no further force and effect if (A) the Company enters into a definitive agreement with a person or “group” of persons involving the direct or indirect acquisition of 50% or more of the Company’s outstanding equity securities or 50% or more of the Company’s consolidated assets, other than in connection with an internal restructuring transaction involving only the Company, one or more of its subsidiaries and/or any holding company formed for the purpose of such transaction, including any spin-off transaction involving any division or operating segment of the Company, or (B) a tender or exchange offer is commenced that, if consummated, would result in 50% or more of the Company’s outstanding equity securities being owned by persons other than the current holders of the Company’s equity securities and the Board of Directors of the Company fails to recommend within ten (10) business days from the date of commencement of such offer that its stockholders reject such offer.”

5.	Non-Solicitation. The Agreement is hereby amended to insert a new Section 8, which reads as follows:

“8.	Non-Solicitation. For a period of twelve months beginning on July 22, 2022, without the Company’s prior written consent, neither you nor your Affiliates (including AstraZeneca plc and its Affiliates) will, directly or indirectly, solicit for purposes of employment, or hire, or enter into any employment or services contract with any employee of the Company (the “Restricted Individuals”), or solicit, induce or otherwise knowingly encourage any Restricted Individual to discontinue any employment relationship (contractual or otherwise) with the Company or any of its subsidiaries or Affiliates; provided that this paragraph shall not prohibit or otherwise restrict (i) the solicitation or general recruitment of employees of the Company through general advertising, employment agencies or other general solicitation not specifically targeted to the Restricted Individuals or (ii) the hiring of any employee of the Company (A) as a result of solicitation permitted by clause (i) above, or (B) whose employment has been terminated by the Company or who has not been employed by the Company for a period of six (6) months or more.”

6.	Miscellaneous. Except as expressly stated above, the Agreement remains in full force and effect in accordance with its terms. References in the Agreement to “this Agreement” shall mean the Agreement as amended hereby. This Amendment, together with the Agreement, set forth the entire agreement and understanding between the Parties as to the subject matter thereof and supersedes all prior agreements, whether written or oral, and any understandings in this respect. Except as specifically amended herein or in a previous or subsequent amendment, the terms of the Agreement shall remain the same. Capitalized terms contained herein and not defined shall have the meaning ascribed to them in the Agreement. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be deemed one and the same agreement. A signed copy of this Amendment by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, each Party has executed this Amendment by a duly authorized individual effective as of the Amendment Effective Date.

Alexion Pharmaceuticals, Inc.		LogicBio Therapeutics, Inc.

By:	/s/ Marc Dunoyer	By:	/s/ Frederic Chereau
	Signature		Signature

Name:	Marc Dunoyer	Name:	Frederic Chereau

Title:	Chief Executive Officer	Title:	President and Chief Executive Officer